CABOT MICROELECTRONICS CORPORATION RECEIVES
RULING IN MARKMAN HEARING IN PATENT INFRINGEMENT ENFORCEMENT ACTION AGAINST
DUPONT AIR PRODUCTS NANOMATERIALS, LLC

AURORA, IL, July 30, 2008 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today announced that on July 25, 2008, the United States District Court for the District of Arizona issued its patent claim construction, or “Markman” Order (“Markman Order”) in Cabot Microelectronics’ ongoing patent infringement litigation against DuPont Air Products NanoMaterials, LLC (“DA Nano”).

In a Markman ruling, a district court hearing a patent infringement case interprets and rules on the scope and meaning of disputed patent claim language regarding the patents in suit.  A Markman decision is often a significant factor in the progress and outcome of patent infringement litigation.

In the recently issued Markman Order, the Court adopted interpretations that Cabot Microelectronics believes are favorable to Cabot Microelectronics on all claim terms that were in dispute in the litigation.

The litigation, which the company previously announced it had filed in January, 2007, involves DA Nano’s manufacture and marketing of certain CMP slurries that the company believes infringe five patents owned by Cabot Microelectronics.  The affected DA Nano products include certain products used for tungsten CMP.  Cabot Microelectronics is seeking damages and injunctive relief against DA Nano in the litigation.

“We are extremely pleased with the Court’s Markman Order.  We remain confident in our position concerning DA Nano’s infringement of the patents at issue, and look forward to proceeding to trial,” said H. Carol Bernstein, Cabot Microelectronics' Vice President, Secretary and General Counsel.  “While the outcome of this and any legal matter cannot be predicted with certainty, we believe the Court’s Markman Order is another significant step towards the successful resolution of this litigation, and further validates Cabot Microelectronics’ ongoing commitment to the enforcement of our intellectual property and protection of our significant investment in patent-protected research and development.”

The Court’s Markman Order and related Order are accessible by following the links below:

Markman Order (July 25, 2008)    http://media.corporate-ir.net/media_files/irol/12/120920/Markman_Order_072508.pdf
                Order Unsealing Markman Order (July 30, 2008)   http://media.corporate-ir.net/media_files/irol/12/120920/Order_Unsealing_Markman_Order_073008.pdf

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 800 employees on a global basis.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation and outcome of litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2007, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.